Exhibit 99.1

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

Stephen A. Fowle

Executive Vice President and

Chief Financial Officer

Seacoast Banking Corporation of Florida

(772) 463-8977

November 4, 2016

SEACOAST TO ACQUIRE GULFSHORE BANK, ENTERING ATTRACTIVE TAMPA MARKET

Extends Seacoast’s Service Area Along I-4 Corridor into Tampa CBD and St. Petersburg

STUART, Fla., Nov 4, 2016 -- Seacoast Banking Corporation of Florida ("Seacoast") (NASDAQ: SBCF), the holding company for Seacoast National Bank ("Seacoast Bank"), announced today that it has signed a definitive agreement to acquire GulfShore Bancshares, Inc. (“GulfShore”), the parent company of GulfShore Bank. Upon completion of the merger, Seacoast expects that GulfShore Bank will be merged with and into Seacoast Bank.

The acquisition of GulfShore Bank, a full-service community bank serving the Tampa area since 2007, will add approximately $332 million in assets, $279 million in deposits and $253 million in loans, bringing Seacoast’s total assets to approximately $4.8 billion. GulfShore, which operates three branches – two in Tampa and one in St. Petersburg – has built a strong core deposit franchise, with 55% of total deposits in transaction accounts, and has rapidly grown its high quality, diverse loan portfolio.

Dennis S. Hudson, Seacoast’s chairman and CEO, said, “Our acquisition of GulfShore, following the announcement last week of our exceptional third quarter results, shows the power of Seacoast’s balanced growth strategy. GulfShore is an accretive acquisition and a low-risk alternative to de novo expansion into Tampa, an attractive market that is adjacent to Orlando, where our acquisitions of Floridian Financial Corporation and the BMO Harris Orlando banking franchise earlier this year made Seacoast the largest Florida-based bank in this rapidly growing MSA.”

“Seacoast has a record of smoothly integrating the banks we’ve acquired and then growing their households and services through digitally enabled marketing. We are delighted to welcome GulfShore’s customers and its employees into the Seacoast family, and we look forward to introducing Tampa’s businesses and households to our broad range of convenient and mobile-accessible products and services.” Hudson added.

“Our clients and shareholders will benefit from our combination with Seacoast, a respected, strongly performing, 90-year-old Florida institution that is committed to serving its clients and communities,” said Joe Caballero, GulfShore’s President and CEO. “My colleagues look forward to joining Seacoast, and partnering to serve our clients.”

Hudson noted that, upon completion of the merger, Mr. Caballero will be joining Seacoast as Tampa Market Executive and Ed O’Carroll, GulfShore’s Executive Vice President and Chief Operating Officer, will be joining Seacoast as a Commercial Banking Manager. Messrs. Caballero and O’Carroll both have over 25 years of experience in banking and middle market lending and strong, long-standing ties to the Tampa market. “Joe’s and Ed’s impressive careers in community banking and deep Tampa relationships make them excellent partners for our organization,” said Hudson.

Under the terms of the definitive agreement, GulfShore common shareholders will receive a combination of 0.4807 shares of Seacoast common stock and $1.47 in cash for each share they own, representing a consideration mix of 85% Seacoast common shares and 15% cash (based on Seacoast’s ten-day average closing price of $17.33 per share as of November 2, 2016). This values GulfShore’s shares at $9.80 per share, for a total transaction value of approximately $54.8 million. The transaction price represents a 1.46x multiple to GulfShore’s tangible book value per share as of September 30, 2016.

Seacoast expects the GulfShore acquisition to be accretive to earnings per share excluding one-time transaction costs and have a tangible book value earnback period of less than 3.5 years using the crossover method. The transaction is also expected to provide an IRR of nearly 20%.

Directors of both Seacoast and GulfShore approved the acquisition. The transaction is expected to close in the first quarter of 2017, subject to approval by GulfShore’s shareholders, receipt of regulatory approvals and other customary closing conditions.

The Tampa metropolitan region, which includes St. Petersburg, Clearwater and Tampa itself, ranks among the fastest-growing markets in the state and country. The metropolitan area’s population grew 7.6% compared to 4.4% nationally from 2010 to 2016, and is projected to grow 5.6% from 2016 to 2021 compared to 3.7% nationally.

Tampa job growth also continues to be strong, adding nearly 41,000 jobs in 2015 and ranking first in job growth in Florida. Tampa’s August jobless rate was 4.6 percent, according to the U.S. Bureau of Labor Statistics.

Seacoast is being advised by FBR Capital Markets & Co. as financial advisor and Cadwalader, Wickersham & Taft LLP as legal counsel.  GulfShore is being advised by Sandler O'Neill + Partners, L.P. as financial advisor and Foley & Lardner LLP as legal counsel.

Investor Conference Call

Seacoast will host a conference call on Friday, November 4, 2016 at 11:00 a.m. Eastern Time to discuss the merger. Investors may call in (toll-free) by dialing (800) 697-5978, passcode: 8938 953#. Alternatively, individuals may listen to the live webcast of the conference call by visiting Seacoast's website at www.SeacoastBanking.net. The link is located in the subsection "Presentations" under the heading "Investor Services." Beginning the afternoon of November 4th, 2016 an archived version of the webcast can be accessed from this same subsection of the website. The archived webcast will be available for one year.

About Seacoast Banking Corporation of Florida

Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $4.5 billion in assets and $3.5 billion in deposits as of September 30, 2016. The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through advanced banking solutions, 47 traditional branches of its locally-branded wholly-owned subsidiary bank, Seacoast Bank, and five commercial banking centers. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida, and west to Okeechobee and surrounding counties. More information about the Company is available at SeacoastBanking.com.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Seacoast Banking Corporation of Florida ("Seacoast") will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 containing a proxy statement of GulfShore Bancshares, Inc. ("GulfShore") and a prospectus of Seacoast, and Seacoast will file other documents with respect to the proposed merger. A definitive proxy statement/prospectus will be mailed to shareholders of GulfShore. Investors and security holders of GulfShore are urged to read the proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Seacoast through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Seacoast will be available free of charge on Seacoast's internet website or by contacting Seacoast.

Seacoast, GulfShore, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Seacoast is set forth in its proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on April 7, 2016 and its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, or expect to acquire, as well as statements with respect to Seacoast's objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "support", "indicate," "would," "believe," "contemplate," "expect," "estimate," "continue," "further", "point to," "project," "could," "intend" or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative, tax and regulatory changes; changes in accounting policies, rules and practices; the risks of changes in interest rates on the level and composition of deposits, loan demand, liquidity and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks relating to the proposed GulfShore merger include, without limitation: the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on issues related to the proposed merger; unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2015, under "Special Cautionary Notice Regarding Forward-looking Statements" and "Risk Factors", and otherwise in our SEC reports and filings. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at http://www.sec.gov.

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